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                                                                     EXHIBIT 4.2


                                 AMENDMENT NO. 1
                                       TO
                           FIRST AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         NATURAL RESOURCE PARTNERS L.P.


         This Amendment No. 1 (this "Amendment No. 1") to the First Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (the "Partnership") is entered into effective as of December 8, 2003, by NRP (GP) LP, a Delaware limited partnership (the "General Partner"), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

         WHEREAS, the General Partner, the Organizational Limited Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 17, 2002 (the "Partnership Agreement");

         WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the approval of any Partner or Assignee to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

         WHEREAS, acting pursuant to the power and authority granted to the General Partner under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

         NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

         Section 1.        Amendment.

                  (a) Section 5.7(b) is hereby amended and restated as follows:

                           (b) During the Subordination Period, the Partnership
                  may also issue an unlimited number of Common Units and other Parity Units without the prior approval of the Unitholders, if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired (or in the case of a Capital

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                  Improvement, put into commercial service) by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition was consummated or such Capital Improvement was put into commercial service ("One Year Test Period"), would have resulted, on a pro forma or estimated pro forma basis (as described below), in an increase in:

                                    (A) the amount of Adjusted Operating Surplus
                           generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to the One Year Test Period (on a pro forma or estimated pro forma basis as described below) as compared to

                                    (B) the actual amount of Adjusted Operating
                           Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to the One Year Test Period as adjusted as provided below.

                  The General Partner's good faith determination that such an increase would have resulted shall be conclusive. The amount in clause (A) shall be determined on a pro forma or estimated pro forma basis assuming that (1) all of the Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement had been issued and outstanding as of the commencement of such One Year Test Period, (2) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such issuance of Parity Units) had been incurred or assumed, in each case as of the commencement of the One Year Test Period, (3) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (4) the personnel expenses that would have been incurred by the Partnership in the operation of the constructed assets and the non-personnel costs and expenses that would have been incurred by the Partnership in the operation of the acquired or constructed assets are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities or, if there are no such similarly situated facilities, as estimated by the General Partner in good faith using such assumptions as in its sole discretion it believes are reasonable. If (1) the Partnership makes a Capital Improvement or (2) the Partnership makes an Acquisition for which no financial statements are required to be furnished pursuant to Regulation S-X under the Securities Exchange Act of 1934, then the amount of Adjusted Operating Surplus in clause (A) attributable to such Acquisition or Capital Improvement shall be estimated by the General Partner in good faith using such assumptions as in its sole discretion it believes are reasonable. In determining Adjusted Operating Surplus attributable to an Acquisition or a Capital Improvement, there shall be excluded from the amount in


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                  clause (B) above (i) any Operating Surplus attributable to such Acquisition or Capital Improvement (regardless of whether such Operating Surplus is positive or negative), and (ii) for the purpose of calculating the number of outstanding Units, any Units issued to finance the Acquisition or Capital Improvement. The number of Units, excluding any Common Units or other Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement, deemed to be Outstanding for the purpose of calculating the amounts in clause (A) and clause (B) shall be the weighted average number of Units Outstanding during the One Year Test Period. For the purposes of this Section 5.7(b), the term "debt" shall be deemed to include the indebtedness used to extend, refinance, renew, replace or defease debt originally incurred in connection with an Acquisition or Capital Improvement; provided, that, the amount of such indebtedness does not exceed the principal sum of, plus accrued interest on, the indebtedness so extended, refinanced, renewed, replaced or defeased.

                  (b) Section 5.7 is amended to add a new subsection (g) thereto as follows:

                           (g) During the Subordination Period, the Partnership
                  may also issue an unlimited number of Common Units and other Parity Units without the prior approval of the Unitholders, if the net proceeds of such issuance are used to redeem an equal number of Common Units at a price per unit equal to the net proceeds per unit, before expenses, that the Partnership receives from such issuance.

         Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

         Section 3. Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.





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                                 SIGNATURE PAGE

                                 AMENDMENT NO. 1
                                       TO
           FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                        OF NATURAL RESOURCE PARTNERS L.P.
         IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 1 as of the date first set forth above.


                                 GENERAL PARTNER:

                                 NRP (GP) LP

                                 BY:  GP NATURAL RESOURCE PARTNERS LLC,
                                      ITS GENERAL PARTNER

                                 By:  /s/ Wyatt L. Hogan
                                      --------------------------------------
                                      Name:  Wyatt Hogan
                                      Title: Vice President and General Counsel